UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2026

Hexcel Corporation
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-8472	94-1109521
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut	06901-3238
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (203) 969-0666

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	HXL	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 3, 2026, Hexcel Corporation (the “Company”) entered into a cooperation agreement (the “Cooperation Agreement”) with Vision One Fund, LP and certain of its affiliates (the “Vision One Parties”).

Pursuant to the Cooperation Agreement, the Company agreed to (i) appoint Neal J. Keating to the Company’s Board of Directors (the “Board”) and the Audit Committee of the Board (the “Audit Committee”) promptly after executing the Cooperation Agreement, (ii) nominate Mr. Keating for election to the Board at the Company’s 2026 annual meeting of stockholders (“2026 Annual Meeting”) and (iii) not increase the size of the Board to more than (a) ten (10) directors until the 2026 Annual Meeting and (b) nine (9) directors during the period following the 2026 Annual Meeting until the earlier to occur of (1) thirty (30) days prior to the deadline for the submission of stockholder nominations for the 2027 annual meeting of stockholders pursuant to the Company’s bylaws and (2) one hundred fifty (150) days prior to the one year anniversary of the date of the 2026 Annual Meeting (the “Expiration Date”); provided that the Board may increase its size to ten (10) directors with the consent of the Vision One Parties (which consent shall not be unreasonably withheld or delayed). The Cooperation Agreement provides that the Company and Vision One Parties will cooperate in good faith to select a mutually agreeable replacement director in the event that Mr. Keating ceases to serve as a director before the Expiration Date.

Pursuant to the Cooperation Agreement, the Vision One Parties agreed to withdraw their nominees for the 2026 Annual Meeting and to abide by certain customary standstill restrictions, mutual non-disparagement provisions, voting commitments, including supporting each director nominated and recommended by the Board for election, and other obligations until the Expiration Date.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2026, Mr. Keating was appointed to the Board and the Audit Committee of the Board.

Mr. Keating, age 70, most recently served from January 2008 to August 2020 as Chairman, President, and Chief Executive Officer of Kaman Corporation (“Kaman”), an aerospace company with a legacy of aviation innovation, and subsequently as Executive Chairman until April 2021. Prior to joining Kaman in 2007, Mr. Keating served as Chief Operating Officer of Hughes Supply, a $5.4 billion industrial distributor, and as Chief Executive Officer of GKN Aerospace, a $1 billion aerospace subsidiary of GKN plc. Mr. Keating has served on the board of Hubbell Incorporated, a leading manufacturer of electrical and utility solutions, since 2010, where he currently chairs the nominating and governance committee and serves on its compensation and executive committees.  He formerly served as lead director of Triumph Group, Inc., a global aerospace supplier, from 2022 until its sale to Warburg Pincus and Berkshire Partners in July 2025, and Barnes Group Inc., from 2023 to 2025. Mr. Keating earned his Bachelor of Science degree in Electrical Engineering from the University of Illinois and an MBA from the University of Chicago.

Except for the Cooperation Agreement described in Item 1.01 above, there were no arrangements or understandings pursuant to which Mr. Keating was appointed to the Board, and since the beginning of the last fiscal year, there have been no related party transactions between the Company and Mr. Keating that would be reportable under Item 404(a) of Regulation S-K.

Mr. Keating will participate in the Company’s non-employee director compensation program as described in the Director Compensation Program attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 5, 2024, including, effective upon the date of appointment, a pro-rated annual equity grant of restricted stock units.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Cooperation Agreement, dated as of March 3, 2026, by and among Hexcel Corporation, Vision One Fund, LP, and the other persons party thereto.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 4, 2026	HEXCEL CORPORATION

		By:	/s/ Gail E. Lehman
Gail E. Lehman
Executive Vice President, Chief Legal and Sustainability Officer and Secretary